N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing
Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:Evergreen International Bond Fund

	72DD	     73A	   74U     74V
	Dollar	     Per Share  Shares	Outstanding
       	Distributions	    Distributions  NAV

Class A	 706,692   0.11		4,322,088  11.57
Class B	 22,818	   0.03		668,831	   11.58
Class C	60,144	   0.03		1,729,019  11.56
Class I	12,987,972 0.14		89,315,051 11.56
Class IS56,738	   0.10		553,743	   11.59